Exhibit 13.1

relay
POINT



Design is a funny word. Some people think design means how it looks. But of course, if you dig deeper, it's really how it works. - Steve Jobs

Welcome to **Relay Point**, something that really works, a unique business to business digital transportation and financial network providing tools to manage, maintain, and promote your business. Your business will be connected to both transportation and Relay's Affiliated Marketing Network to help increase traffic to your business for safe arrival. Our easy to use mobile interface will help you quickly manage and control your rides or customers arrival, monitor your internal transportation dispatch, and financial transactions.

Transportation is 9% of the GDP in a 20 Trillion Dollar US Economy. - US Department of Transportation

Ride Hailing and Taxi account for 4.8 billion trips, 88 percent by Ride Hailing. - 2018 US Department of Transportation

The total Freight Transportation System moved nearly 17.7 billion tons of goods valued at more than $18.1 trillion. - 2016 US Department of Transportation



THE PROBLEM



In the trillion dollar transportation industry, a business to business tool does not exist that facilitates a safe, secure transaction for delivery of a customer to a business or event, where all drivers and businesses are vetted. In the current transportation application market the focus is on **“get you there”** with minimal focus on the transparency and security of the who or where.

Due to the absence of the vetting process the security and safety of the financial transaction is left to question, leaving the potential for errors without any guarantee of the transaction security.

THE SOLUTION

Introducing: **Relay Point**, a first of its kind proprietary system that provides the safety of a stable coin environment, with an easy to use mobile application tool kit, creating an online network consisting of drivers, business, and Relay's Affiliated Marketing Network to manage all operational activities.

Within the **Relay Point** network, businesses and users have the ability to manage financial transactions, work logs, history, and provide marketing and prospect tools.



THE SOLUTION: PAYMENTS / PROCESSING

Relay Point uses a stable coin currency as a utility token at its core. This provides businesses and users the safety and security of payment processing. Relay businesses have the ability to handle digital payouts and payment splits with ease.

Relay Point technology connects with federal agencies to approve KYC / AML (Know Your Customer / Anti Money Laundering) compliance to vet drivers, businesses and affiliates. The **Relay Point** vetting process is in compliance with all US and International Federal background checks, giving your payments and processing the necessary trust and security. Businesses can now confirm transactions, deposits, and payments instantly with the confidence of a no charge back system.


relay

THE SOLUTION: MOBILE APP


relay
Total Paid Out: $0.00
Total Sales: $240.00
BANK
ON SHIFT

The **Relay Point** app bridges the gap in solving the problem. Relay has put tools in the hands of regulated drivers, transportation companies, businesses, and affiliates to help abide with state and federal compliance.

Drivers are provided with all the tools to manage their personal profile and transportation (Drops, Logs, Pay, History, and Regulated Documents) are all included in Relay Point. Extended management features for transportation allow companies the ability to manage and maintain drivers and fleets.

Promoters, Relay's Affiliate Marketing Network: are provided with unique tools to manage and operate their independent promotion companies and teams which gives Relay Point drivers and businesses a boost in lead generation, creating a growing marketing potential.

Businesses are provided premium featured tools to manage operations (In-house Fleet Management, Promotions, Lead Generation, Pay Outs, and IRS 1099 Federal Documents) included in Relay Point for business.



THE SOLUTION: MANAGEMENT SYSTEM

Relay Point has created a web based management system as a centralized hub for all settings, tools, and functions, making a great companion for your business and or internal dispatch, marketing team. Relay Management System works great on tablets and laptops giving your internal team all the necessary tools to help in monitoring and expanding your business.

Businesses can now apply specials, alerts, and promotions in real time to the Relay's Affiliated Marketing Network, creating a significant increase in potential traffic to your business.

Drivers and transportation companies can now manage vehicles, fleet history, payroll, ride logs, fuel logs, and maintenance checks within the Relay Management System, maintaining compliant in all your business and operational needs.

Promoters will enjoy the alerts, deals and specials that can be shared with customers in real time increasing their opportunity for sales, as well as the necessary tools to maintain their state compliance for their independent business.



THE SOLUTION: COMPLIANCE AS A SERVICE

Built in CaaS

Global Scale: We run checks on U.S and international customers and manage country specific rules, laws, and regulations to efficiently onboard.

Reduce risk of Fraud: Relay helps ensure your customers are who they say they are and provide source of funds checks due diligence, and lower your overall risk.

Automated KyC.

U.S. Natural Persons: Automated identity & documentation verification checks via Identity Mind

Non U.S. Natural Persons: Documentation review & verification (check of government issued ID & address verification). Passport validation via LexisNexis and Tincheck validation

Institutions: Documentation review & verification manual check of company docs and address verification. Jurisdiction of incorporation verification and individual beneficial owners and entity beneficial owners of institution are subject to all KYC/CIP requirements

THE SOLUTION: BLOCKCHAIN TECHNOLOGY

Relay's Blockchain Technology: Drivers, Businesses and Promoters are linked together into a system where smart contracts are used (tickets, promotions, contracts and bill of ladings). These transaction points within the relay system are executed onto a shared distributed ledger.

Smart Contracts: Approval and clearance become quicker and more efficient reducing processing time for customers and/or goods.

Tokenization Eco System: A smart contract is created and tokenized onto the blockchain. This system solves many problems such as verification of funds, security of payment, built in escrow system and transparency within the distributed ledger.

Stable Coin: The medium of exchange for payment and/or escrow between all users vetted in the system. When the smart contract has been fully executed, exchange of stable coins are guaranteed. This tokenization eco system solves the no currency exchanges of fiat conversion from one denomination to another making it globally accessible.



THE SOLUTION: FLOW CHART


BUSINESS
CUSTOMERS
DRIVERS
PROMOTERS
ON-BOARD VETTING
RELAY TOKENIZED ECO-SYSTEM
STATE AND FEDERAL COMPLIANCE • TEAM MANAGEMENT • REAL TIME ALERTS • PROMOTIONS • DIGITAL ACCOUNT
ELECTRONIC LOGGING DEVICE • RIDE ALERTS • DIGITAL ACCOUNTS • FLEET MANAGEMENT • STATE AND FEDERAL COMPLIANCE
PROCESSING • IRS DOCUMENTATION • FLEET MANAGEMENT • DIRECT MARKETING • POINT OF SALE
STABLE COIN
BUILT IN ESCROW
TRANSFER TO YOUR BANK
INTERNAL BANKING OPTION

THE APPROACH

Our approach was to create a transportation and financial Eco-System that was built on a secure and regulated foundation creating a business to business network consisting of drivers, business, and affiliates. This system provides trust between users and customers with the benefit, protection, and transparency needed in this industry.

A network of this kind does not exist in the current transportation, financial and business market. **Relay Point** provides the drivers, business, and affiliates an opportunity to acquire targeted customers and increase potential revenue based on the network providing higher conversion.


RelayPoint.io



THE FUTURE

The future looks bright for Relay Point, with focus in providing a digital solution for a business to business network creating an effective transportation and financial transaction point fast and secure globally.

The **Relay Point** future is to make a quick, secure and safe way to pay, manage, and monitor drivers, customers and products from one relay point to another. Whatever the type of vehicle, whatever the cargo, Relay Point is focused on securing all lanes and all transactions fast... **the future is a transportation tool for all transportation types!**

THE TEAM



PRESIDENT
STAN CHOMER



CREATIVE
RUBEN SKULL



Finance From Indian University, Independent Director, Xanthus Hedge Fund Chairman of Audit Comity
TODD MILBOURN, PHD

ADVISORY BOARD: Prime Trust



Prime Trust : CEO & Chief Trust Officer
Scott Purcell



SVP of Business Development at Prime Trust
Jimmy Bingham



Prime Trust: Chief Product Officer
Kevin Lehtiniitty

CONTACT INFORMATION

Relay looks forward to building a business relationship for future of a promotion-based transportation and financial network. Our team would be honored the opportunity to provide you and your team with **LIVE Demo of Relay in action.**

Stan Chomer // 702.528.3900